EXHIBIT 12

                            AMERICAN EXPRESS COMPANY
          COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)

                                                                            Years Ended December 31,
                                  Three Months      --------------------------------------------------------------------------------
                                 Ended March 31,
                                      2001
                                   (Unaudited)              2000            1999            1998              1997            1996
                                    ---------               ----            ----            ----              ----            ----
Earnings:
    Pretax income from
     continuing operations         $      741        $     3,908     $     3,438     $     2,925       $     2,750     $     2,664
    Interest expense                      777              2,952           2,178           2,224             2,122           2,160
    Other adjustments                      40                163             151             124               127             139
                                    ---------         ----------      ----------      ----------        ----------      ----------
Total earnings (a)                 $    1,558        $     7,023     $     5,767     $     5,273       $     4,999     $     4,963
                                    ---------         ----------      ----------      ----------        ----------      ----------

Fixed charges:
    Interest expense               $      777        $     2,952     $     2,178     $     2,224       $     2,122     $     2,160
    Other adjustments                      40                165             152             129               129             130
                                    ---------         ----------      ----------      ----------        ----------      ----------
Total fixed charges (b)            $      817        $     3,117     $     2,330     $     2,353       $     2,251     $     2,290
                                    ---------         ----------      ----------      ----------        ----------      ----------

Ratio of earnings to
    fixed charges (a/b)                  1.91               2.25            2.48            2.24              2.22            2.17


Included in interest expense in the above computation is interest expense related to the international banking operations of American Express Company (the company) and Travel Related Services' Cardmember lending activities, which is netted against interest and dividends and Cardmember lending net finance charge revenue, respectively, in the Consolidated Statements of Income.

For purposes of the "earnings" computation, other adjustments include adding the amortization of capitalized interest, the net loss of affiliates accounted for at equity whose debt is not guaranteed by the company, the minority interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense and subtracting undistributed net income of affiliates accounted for at equity.

For purposes of the "fixed charges" computation, other adjustments include capitalized interest costs and the interest component of rental expense.